SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 7, 2013
ANOTEROS, INC.
 (Exact name of Company as specified in its charter)

Nevada	000-52561	88-0368849
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)
6601 Center Drive West, Suite 500 Los Angeles, CA 90045 (Address of principal executive offices) Phone: (310) 997-2482 (Company’s Telephone Number)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.

DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

On February 4, 2013 our Board of Directors appointed both Fred Pettit and Michael Lerma to serve as members of the Board of Directors.

Set forth below is certain biographical information regarding Mr. Petit and Mr. Lerma.

Frederick D. Pettit, has over 30 years of senior level experience in the financial services and banking industry.  Mr. Pettit has held senior level positions with Citigroup and Credit Suisse First Boston, including being head of Citigroup’s businesses in The Netherlands, France, Germany and Austria.  His experience has encompassed investor relations, fund raising, strategic and operational planning, financial control and auditing, human resources, IT, trading and asset management, mergers and acquisitions, governmental relations, etc.

He was recruited by Credit Suisse First Boston to become Chief Operating Officer for all activities outside the US and Switzerland. This was followed by a return to Citigroup as head of international Private Banking, and moved on to become the Chief Operating Officer of the Private Bank at Chemical Bank, prior to Chemical’s acquisitions of Manufacturers Hanover, Chase and JPMorgan.

Mr. Pettit is a graduate of Princeton University, magna cum laude, and the University of Pennsylvania Law School.

Michael Lerma, has over 20 years of business experience with a number of Fortune 500 companies across multiple industries including investment banking, financial services, and  pharmaceutical. Mr. Lerma also served as a business consultant to start up and early stage companies providing business plans, corporate growth strategies, research and analysis, and management sourcing for clients across multiple industries including; life sciences, financial services, technology, telecommunications and manufacturing.

Earlier in his career, Mr. Lerma was a senior analyst and consultant in the Management Information Systems division with TIAA-CREF, Chase Manhattan Bank, and Goldman, Sachs & Co. where he performed financial analysis, project management, and cost effective strategies to improve efficiency and performance.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANOTEROS, INC.
Date: February 7, 2013	By: /s/ Michael Lerma
Michael Lerma
Chief Financial Officer